Exhibit 99.1

NEWS Contact: Laurie Schalow (949) 524-4035 MediaRelations@chipotle.com
CHIPOTLE ANNOUNCES LEADERSHIP TRANSITIONS

CHIPOTLE EXECUTIVE ILENE ESKENAZI APPOINTED CHIEF LEGAL AND HUMAN RESOURCES OFFICER

STEPHANIE PERDUE, VICE PRESIDENT OF BRAND MARKETING, APPOINTED INTERIM CHIEF MARKETING OFFICER

REAFFIRMS FULL YEAR 2025 GUIDANCE

NEWPORT BEACH, Calif., Jan. 12, 2026 -- Chipotle Mexican Grill (NYSE: CMG) today announced that Ilene Eskenazi, Chief Human Resources Officer (CHRO), has been appointed Chief Legal and Human Resources Officer. Ms. Eskenazi succeeds Roger Theodoredis who has transitioned out of his role of Chief Legal Officer and General Counsel. In addition, Stephanie Perdue, Vice President of Brand Marketing, will serve as Interim Chief Marketing Officer, succeeding Chris Brandt who has transitioned out of his role of President, Chief Brand Officer. These changes are effective immediately, and Mr. Theodoredis and Mr. Brandt will remain with the Company in advisory roles for a limited period to assist with the transition.

The Company has initiated an internal and external search to identify a new CMO with the assistance of a leading executive search firm.

Ms. Eskenazi is an accomplished chief legal and human resources executive with extensive experience overseeing a broad range of legal and compliance matters, as well as talent management, and compensation and benefits. Prior to joining Chipotle in 2023 as CHRO, she held joint roles at leading consumer products companies, including Petco Health and Wellness Company, Boardriders, Inc. (previously Quiksilver, Inc.), and Red Bull North America, Inc. She previously served as a corporate attorney at Skadden, Arps, Slate, Meagher & Flom LLP.

“Ilene is a valued member of our executive leadership team, and her perspective has been instrumental over the years,” said Scott Boatwright, Chipotle’s Chief Executive Officer. “I look forward to continuing to collaborate with Ilene and our exceptional team as we hire top talent and invest in our people to deliver on our growth strategy and take Chipotle to the next level."

Boatwright added, "Chipotle has a deep bench of marketing talent, and we are fortunate to have Stephanie take on the interim role overseeing our strategic marketing initiatives, customer engagement and incredible brand loyalty as we conduct a comprehensive search for our next CMO.

"I would like to thank Roger and Chris for their leadership and many contributions throughout their time at Chipotle. Roger has been a trusted advisor to our leadership team and Board of Directors, while Chris has been instrumental in helping Chipotle become a purpose-driven lifestyle brand, making it more visible, accessible and culturally relevant with consumers.

Boatwright concluded, “As we move forward, our focus remains on the disciplined execution of our core strategies. We are reaffirming our full-year 2025 financial guidance that was issued in October and remain confident in our 2026 strategic plan. We will have more to share on our fourth quarter and fiscal year 2025 earnings call on February 3, 2026.”

About Chipotle
Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. There are over 3,900 restaurants as of September 30, 2025 in the United States, Canada, the United Kingdom, France, Germany, and the Middle East and it is the only restaurant company of its size that owns and operates all its restaurants in North America and Europe. With over 130,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit CHIPOTLE.COM.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements about our anticipated full year 2025 financial guidance. We use words such as “anticipate”, “believe”, “could”, “should”, “may”, “approximately”, “estimate”, "assuming", “expect”, “intend”, “project”, “target”, "goal" and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on currently available operating, financial and competitive information available to us as of the date of this release and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements, including but not limited to: increasing wage inflation including as a result of government regulations mandating higher minimum wages, and the competitive labor market, which impacts our ability to attract and retain qualified employees and has resulted in occasional staffing shortages; the impact of any union organizing efforts and our responses to such efforts; increases in food, beverage, packaging and other operating costs and the inability of our third-party suppliers and business partners to fulfill their commitments due to inflation, global conflicts, climate change, our Food with Integrity philosophy, tariffs or trade restrictions and supply shortages; risks of food safety incidents and food-borne illnesses; risks associated with our reliance on certain information technology systems operated by us or by third parties and potential failures, outages or interruptions; privacy and cybersecurity risks, including risk of breaches, unauthorized access, theft, modification, destruction or ransom of guest or employee personal or confidential information stored on our network or the network of third-party providers; the impact of competition, including from sources outside the restaurant industry; the impact of government regulations relating to our employees, employment practices, restaurant design and construction, and the sale of food or alcoholic beverages; our ability to achieve our planned growth, such as the costs and availability of suitable new restaurant sites and the equipment and technology needed to fully outfit new restaurants, construction materials and contractors and the expected costs to accelerate our international expansion through partner-operated restaurants in the Middle East, Asia, and Mexico; the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in guests' perceptions of our brand, including as a result of actual or rumored food safety concerns or other negative publicity, decreased overall consumer spending, including as a result of high inflation, mass layoffs, fears of possible recession and higher energy costs, or the inability to increase menu prices or realize the benefits of menu price increases; risks associated with our reliance on third party delivery services; and risks relating to litigation, including possible governmental actions and potential class action litigation related to food safety incidents, cybersecurity incidents, employment or privacy laws, advertising claims, contract disputes or other matters; and other risk factors described from time to time in our SEC reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.